EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                  We have issued our report dated August 11, 2009, with respect to the statements of condition including the related portfolios of Cohen & Steers REIT Income Portfolio 2009-3, Diversified Healthcare Portfolio, Series 48, Energy Portfolio, Series 31, Financial Institutions Portfolio, Series 43 and Utility Income Portfolio, Series 28 (included in Van Kampen Unit Trusts, Series
895) as of August 11, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-159860) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                          /s/ GRANT THORNTON LLP


New York, New York
August 11, 2009